FOR FURTHER INFORMATION: Dan Bulla (713)629-3120, Sandy Fruhman (713)629-3123 FOR RELEASE: Friday, January 27, 1995

            Time Warner to Acquire Houston Industries Cable Systems

     Time Warner Inc. and Houston Industries Inc. have reached an agreement that Time Warner will acquire KBLCOM Incorporated, the Houston Industries subsidiary which owns all of its cable television businesses. KBLCOM owns systems serving approximately 690,000 subscribers in San Antonio and Laredo, Texas, the Minneapolis metropolitan area, Portland, Oregon and Orange County, California. KBLCOM also owns 50% of Paragon Communications with the other 50% owned by Time Warner. Paragon serves approximately 967,000 cable subscribers including systems in Tampa, Florida (336,000 subscribers) and northern Manhattan (194,000 subscribers).

     In making the announcement, Time Warner Chairman and CEO Gerald M. Levin said, "Today's transaction will accomplish important objectives for Time Warner. First, it expands our cable footprint building on our key geographic cluster strategy. At the same time, we are continuing to add fiber optics throughout our new and existing cable plant. The resulting combination of size, mass and technological superiority will give us several layers of revenue growth. Time Warner Cable is clearly enhancing its standing as the best positioned cable operator with three quarters of our customers located in 30 large groupings of more than 100,000 customers each. These powerful cable clusters will allow Time Warner Cable to offer telephone service, enhanced pay-per-view, launch new program services and give advertisers access to customers with the best demographics. We will also be able to offer innovative and cost efficient interactive programming."

     "In addition, the acquisition of the KBLCOM systems will strengthen our balance sheet by lowering our debt to cash flow ratio and also accomplishes our goal of capturing the significant cash flow from all of the Paragon systems that, as a half owner, we could not capture before," Levin said.

     He added, "We have had a strong and mutually beneficial relationship with Houston Industries. We welcome them as shareholders and appreciate the support and confidence they have shown in Time Warner and our strategy."

     Houston Industries Chairman and CEO Don D. Jordan said that the proceeds from the sale will be used initially to reduce indebtedness and that over time consideration will be given to other uses including the repurchase of common stock. The precise uses will depend upon, among other things, market conditions at the time. Houston Industries expects to record an after-tax book gain of approximately $650 million upon closing the transaction. "Our priority will be to strengthen the balance sheet, reduce debt, and lower the dividend payout ratio. These actions will enable us to operate successfully in today's competitive environment as well as position us to take advantage of additional opportunities in the international power sector," he said.

     Jordan indicated that changes in the cable industry's competitive outlook provided the major stimulus to sell KBLCOM. Noting the evolving convergence of the cable and telephone industries, he said, "success in the cable industry in the future requires substantially greater size, capital expenditures and strategic partnering to compete effectively. Time Warner has all these elements plus the leadership to be the preeminent cable/telecommunications company of the future. As shareholders, we look forward to participating in that success."

     Time Warner Inc. will acquire KBLCOM in a tax-free merger in which it will issue to Houston Industries one million shares of Time Warner Common Stock and 11 million shares of a newly-issued Convertible Preferred Stock, having a liquidation value of $100 a share. The Preferred Stock will be convertible into
22.9 million shares of Common Stock at an effective price of $48 a share and will have a $3.75 annual dividend. After four years, Time Warner will have the right to exchange the Preferred Stock for Common Stock at the stated conversion price. In addition, Time Warner will purchase certain intercompany debt of KBLCOM from Houston Industries for approximately $600 million. To the extent KBLCOM's indebtedness (including intercompany debt held by Houston Industries and its pro-rata share of Paragon debt), working capital and related items exceed $1.24 billion at closing, the payment for intercompany indebtedness will be reduced.

     Levin and Jordan indicated that Houston Industries' relationship with Time Warner, which began in 1986 with the purchase of Paragon Communications, has been characterized by mutual respect and active exploration of innovative opportunities. In this context, they announced that the two companies have agreed to form a joint venture to provide energy and utility-related information services, such as automated meter reading and real time monitoring of utility usage. It is expected that such services may be offered to Time Warner's 10 million cable subscribers, as well as to subscribers of other cable or telephone services.

     Closing of the acquisition, which is subject to franchise transfers and other approvals, is expected to take place in the second half of 1995.

     Time Warner Cable is the nation's second largest cable television operator, currently with approximately 7.5 million customers in 36 states. After the closing of the KBLCOM agreement and the previously announced joint venture with Newhouse and Summit acquisition, Time Warner will serve approximately 10 million customers.

     Time Warner Inc. is the world's leading media and entertainment company, with interests in magazine and book publishing, recorded music and music publishing, filmed entertainment and theme parks and cable television and cable television programming.

     Houston Industries also owns Houston Lighting & Power Company, one of the eight largest investor-owned electric utilities in the U.S., and Houston Industries Energy, Inc., which participates in domestic and international power projects and invests in the privatization of international electric utilities.